UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2019

OriginClear, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-147980	26-0287664
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 S. Hewitt Street

Los Angeles, CA 90013

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (323) 939-6645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 11, 2019, OriginClear, Inc. (the “Company”) entered into an exchange agreement (the “Exchange Agreement”) with a noteholder of the Company. Pursuant to the Exchange Agreement, the Company issued 34,200 shares of newly created Series M Preferred Stock of the Company to the holder in exchange for an outstanding convertible note of the Company in the amount of $171,260 (including accrued interest thereon).

In connection with the Exchange Agreement, on December 11, 2019, the Company filed a Certificate of Designation of Series M Preferred Stock (the “Series M Certificate of Designation”) with the Secretary of State of Nevada, which designated 800,000 shares of the Company’s blank check preferred stock as Series M Preferred Stock. Pursuant to the Series M Certificate of Designation:

●	The Series M Preferred Stock entitles the holders to an annual 10% dividend, payable monthly, on the stated value of $25.00 per share, payable in preference to payment of any dividend on the common stock.

●	The Series M Preferred Stock does not have voting rights, except as required by law and with respect to certain protective provisions set forth in the Series M Certificate of Designation.

●	The Series M Preferred Stock has a liquidation preference of $25.00 per share plus any accrued but unpaid dividends, before any payments to holders of common stock.

●	The Series M Preferred Stock is convertible into common stock in an amount determined by dividing the stated value being converted by the conversion price. The conversion price will be equal to 80% of the average closing price of the common stock for the last five trading days prior to the date the Company receives a conversion notice. The Series M Preferred Stock may not be converted to common stock to the extent such conversion would result in the holder beneficially owning more than 4.99% of the Company’s outstanding common stock.

●	The Series M Preferred Stock will be redeemable at the option of the Company, after the first anniversary of the original issuance date of the Series M Preferred Stock, at a redemption price of $25.00 per share plus any accrued but unpaid dividends.

In connection with the foregoing, the Company relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering.

The foregoing descriptions of the Exchange Agreement and Series M Certificate of Designation are qualified by reference to the full text of such documents which are filed as exhibits to this report.

Item 3.02 Unregistered Sales of Equity Securities.

Conversion of Notes

As previously reported, the Company entered into agreements by and between the Company and various investors by which investors hold convertible promissory notes convertible into shares of the Company’s common stock. Between December 11, 2019 and December 17, 2019, holders of convertible promissory notes converted an aggregate principal and interest amount of $27,089 into an aggregate of 281,784 shares of the Company’s common stock.

The securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act since, among other things, the transactions did not involve a public offering.

Make Good Issuances

In connection with certain one-time make good agreements, on November 29, 2019, the Company issued an aggregate of 21,795 shares of its common stock to certain holders of its common stock.

The securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act since, among other things, the transactions did not involve a public offering.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information under Item 1.01 is incorporated by reference into this Item 5.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Certificate of Designation of Series M Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OriginClear, Inc.

Date: December 17, 2019	By:	/s/ T. Riggs Eckelberry
T. Riggs Eckelberry Chief Executive Officer

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